CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 Registration Statement (Amendment No. 1) Under the Securities Act of 1933 of (i) our report dated November 5, 2013 for the period ended July 31, 2013, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Diamond Technology Enterprises, Inc. which appears in the Registration Statement and related Prospectus for the registration of 6,000,000 shares for sale by the Company and 2,987,820 shares of selling shareholders of Diamond Technology Enterprises, Inc. common stock.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York

February 18, 2014